Exhibit 99.4
CITIZENS REPUBLIC BANCORP, INC.
Offer to Exchange
Up to 500,000,000 Common Shares of Citizens Republic Bancorp, Inc.
for some or all
5.75% Subordinated Notes due 2013,
(collectively, the “Subordinated Notes”) and
7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I
(collectively, the “Trust Preferred Securities”)
Dated July 31, 2009

The Exchange Offer will expire at 11:59 p.m., New York City time, on September 14, 2009 (unless we extend it or terminate it early). The Exchange Offer will have two parts, the “Early Tender Period” and the “Final Tender Period”. The Early Tender Period will begin on the date the Exchange Offer commences and will expire at 5:00 p.m., New York City time, on August 13, 2009 (unless we extend it), which is the tenth business day following the commencement of the Exchange Offer.
July 31, 2009
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     We are enclosing herewith the documents listed below relating to the offer by Citizens Republic Bancorp, Inc. ( “Citizens”) to exchange (the “Exchange Offer”) up to 500,000,000 of our newly issued common shares, no par value (the “Common Shares”), for some or all of the outstanding 5.75% Subordinated Notes due 2013 of Citizens (the “Subordinated Notes”) and the 7.50% Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Securities”) as set forth on the Prospectus dated July 31, 2009 (the “Prospectus”), on the terms and subject to the conditions set forth in the Prospectus and in the accompanying Letter of Transmittal (as each may be amended or supplemented from time to time)(collectively, the “Offer Documents”). Certain terms used and not defined herein shall have the respective meanings ascribed to them in the Prospectus.
     In addition, Citizens will also pay cash for any accrued and unpaid distributions on any Subordinated Notes or Trust Preferred Securities accepted in the Exchange Offer to, but excluding, the date of settlement of the Exchange Offer.
     We are requesting that you contact your clients for whom you hold Trust Preferred Securities regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Trust Preferred Securities registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	A form of letter which may be sent to your clients for whose account you hold Trust Preferred Securities through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Exchange Offer;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines);

3.	Return envelopes addressed to D.F. King & Co., Inc., the Exchange Agent for the Exchange Offer; and

4.	A copy of the other Offer Documents.
        We have not taken any action under non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Trust Preferred Securities in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for us to take any action to facilitate a public offering in that country or otherwise.
     YOUR PROMPT ACTION IS REQUESTED. SUBORDINATED NOTES OR TRUST PREFERRED SECURITIES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.
     All of the Trust Preferred Securities are held in book-entry form, and all of the Trust Preferred Securities are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”) . DTC participants may tender their Trust Preferred Securities by (i) validly transmitting their acceptance to DTC through DTC’s Automated Tender Offer Program (“ATOP”) or (ii) completing, signing and dating the Letter of Transmittal according to the instructions set forth in the Offer Documents and delivering it together with any signature guarantees and other required documents to the Exchange Agent at its address set forth in this Letter of Transmittal, all in accordance with the instructions set forth in the Offer Documents.

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer Documents to the beneficial owners of Trust Preferred Securities held by them as nominee or in a fiduciary capacity.
     In the event the Exchange Offer is successful, with respect to any tender in an amount up to $250,000 in aggregate liquidation preference or liquidation amount of Trust Preferred Securities that are accepted in the Exchange Offer, we will pay the relevant eligible soliciting dealer a fee of 0.50% on the amount of such tender. We will pay all transfer taxes applicable to the purchase and transfer of Trust Preferred Securities pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal. You must return the Soliciting Dealer Form set forth on Annex A hereto to the Exchange Agent to receive the soliciting dealer fee.
     Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials or the Letter of Transmittal, should be directed to D.F. King & Co., Inc., the Information Agent for the Exchange Offer, at their New York office telephonically at (212) 269-5550 (collect), toll free at (800) 714-3312 or through email at citizens@dfking.com.
     Please refer to “The Exchange Offers—Procedures for Tendering Subject Securities” in the Prospectus for a description of the procedures which must be followed to tender Trust Preferred Securities in the Exchange Offer.
Very truly yours,
Citizens Republic Bancorp, Inc.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF CITIZENS REPUBLIC BANCORP, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Enclosures

Annex A
SOLICITING DEALER FORM
     As described in the Prospectus, in the event the Exchange Offer is successful, with respect to any tender in an amount up to $250,000 in aggregate liquidation preference that is accepted in the Exchange Offer, we will pay the relevant eligible soliciting dealer a fee of 0.50% on the amount of such tender. In order to be eligible to receive the soliciting dealer fee, this Soliciting Dealer Form, properly completed, must be received by the Exchange Agent at or prior to the Expiration Date applicable to such Trust Preferred Securities. Citizens Republic Bancorp, Inc. shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving a soliciting dealer fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Citizens Republic Bancorp, Inc. will pay soliciting dealer fees promptly after the Settlement Date applicable to such Trust Preferred Securities. Tendering holders are not obligated to pay brokerage fees or commissions to the Dealer Managers, the Exchange Agent, the Information Agent or Citizens Republic Bancorp, Inc.
NAME AND ADDRESS OF BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR ANY OTHER ELIGIBLE RECIPIENT THAT SOLICITED INSTRUCTIONS TO SUBMIT

Name of Firm
(Please Print)

Attention of Individual at Firm
(Please Print)

Address: (Street)

(City, State/ Province/Region and Zip /Postal Code)

(Country)

Telephone Number

If payment of the soliciting dealer fee is to be made by wire transfer, include wire transfer instructions below:

Bank Name:	ABA#:

Account Name:	Account#:

Beneficial Owners tendering not more than 250,000 U.S. dollar equivalent principal amount for each applicable series of Trust Preferred Securities

Aggregate
Liquidation
	Transaction Code	Title of Trust Preferred Securities	Preference
Beneficial Owners	Reference Number	Tendered	Participating
Beneficial Owner #1
Beneficial Owner #2
Beneficial Owner #3
Beneficial Owner #4
Beneficial Owner #5
Beneficial Owner #6

Attach additional list, if necessary and affix the list to this Soliciting Dealer Form)

Aggregate Soliciting Dealer Fee:

****
RETURN THIS SOLICITING DEALER FORM TO THE INFORMATION AGENT
The acceptance of compensation by such soliciting dealer will constitute a representation by it that (a) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, in connection with such solicitation; (b) it is entitled to such compensation for such solicitation under the terms and conditions of the Exchange Offer; (c) in soliciting a tender, it has used no solicitation materials other than those furnished by Citizens Republic Bancorp, Inc.; and (d) if it is a foreign broker or dealer not eligible for membership in the Financial Institution Regulatory Authority (“FINRA”), it has agreed to conform to the FINRA’s Rules of Fair Practice in making solicitations.